Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2025, with respect to the consolidated financial statements included in the Annual Report of American Outdoor Brands, Inc. on Form 10-K for the year ended April 30, 2025. We consent to the incorporation by reference of said report in the Registration Statement of American Outdoor Brands, Inc. on Form S-8 (File No. 333-248230).

/s/ GRANT THORNTON LLP

Hartford, Connecticut June 26, 2025